EXHIBIT 99.1

IMMEDIATE RELEASE		NEWS

January 2, 2007	NASDAQ-EVOL

EVOLVING SYSTEMS ANNOUNCES MANAGEMENT TEAM CHANGES

Thad Dupper Named President,
Will Assume CEO Position by the Second Quarter of 2007

CEO Stephen Gartside to Become Chairman of the Board

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today announced plans to realign and strengthen its executive management team to better support the Company’s 2007 growth initiatives.  The management changes will occur in stages during the first quarter of this year.

Effective January 1, 2007, Thad Dupper, executive vice president, worldwide sales and marketing, assumed the position of president, a title previously held by Stephen Gartside, chief executive officer.  During the first quarter of 2007 the Company expects to hire a new vice president, worldwide sales to be based in Europe.  Once the new vice president, worldwide sales is in place the plan calls for Dupper to take over the role of CEO from Gartside, who will remain active with the Company as chairman of the board. George Hallenbeck, the current chairman, will continue as a board member. The Company expects the changes to be completed by April 1, 2007.

The promotion of Dupper is part of a planned progression and allows Gartside to focus on strategy and select corporate affairs in his new role as chairman of the board.

“Over the last three years, Thad and I, along with the management team and employees throughout the organization, have transformed Evolving Systems from a U.S.-centric company into a global company and a leader in the wireless activation and number management space,” Gartside said.  “In mid-2006 I approached the board with my recommendation to elevate Thad to president and CEO as we implement our growth strategy that he has helped formulate.  The board enthusiastically supported this recommendation as well as my own move to chairman.  Building on the Company’s solid second half 2006 performance, the first quarter of 2007 is the right time to move forward with these changes.  Thad is a highly qualified executive manager and the right choice to guide Evolving Systems as president and CEO.

“Evolving Systems’ growth strategy requires us to expand our team and realign some key management positions,” Gartside added.  “Our plans provide for focused investments in existing core products that we expect will result in an expanded footprint with carriers in select areas that hold promise for long-term growth.  We are also evaluating complementary partnerships and other strategic activities. Geographically, we have an increasing focus on markets outside of the United States, so we believe it is appropriate that our new senior sales executive be located in Europe in closer proximity to key growth markets.”

“We have worked hard over the past three years to position Evolving Systems as a global company with a reputation for leading service activation and numbering solution products,” Dupper said.  “Our goal is to continue to build on that success by bringing innovative new products to market.  We have the right team in place to make this happen and I’m privileged to take on this new assignment.”

Dupper joined Evolving Systems in 2004 to oversee sales, business development and marketing.  During his career he has served as senior executive vice president for Dun & Bradstreet, where he was responsible for their highest growth business unit and helped transform D&B to have a significant presence on the World Wide Web.  Dupper has also held senior management positions at Expand Beyond, Terabeam and the combined AT&T, NCR and Teradata.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations that are subject to risk.  Specifically, statements about objectives for growth, extension of product offerings, development of new and existing revenue streams, development of complementary partnerships and strategic activities, the ability to attract a new VP of worldwide sales, the timing and nature of management changes, and industry leadership are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements.  Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2006, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Senior Marketing Specialist Evolving Systems +44 1225 478060 sarah.hurp@evolving.com